Exhibit 99.1

IHT RECEIVES NYSE-AMERICAN APPROVAL FOR COMPLIANCE PLAN; REVERSE MERGER DISCUSSIONS CONTINUE

Phoenix, AZ, September 14, 2026 - InnSuites Hospitality Trust (NYSE American: IHT) announced today that it has received notice from the NYSE-American that the Compliance Plan previously submitted on July 24, 2026 has been accepted, and the Trust has been granted a plan period through December 24, 2027. Although the Trust is not currently in compliance with NYSE American continued listing standards, its listing is being continued pursuant to an extension.

The Trust timely submitted the compliance plan to NYSE American on July 24, 2026, advising NYSE American of actions the Trust has taken or intends to take to regain compliance with the continued listing standards. The 18-month cure period allows the Trust to regain compliance by/before December 24, 2027.

The Trust recently increased stockholders’ equity by approximately $3.0 million, as part of IHT’s efforts in regaining compliance. The Trust continues to pursue strategic alternatives, including a potential reverse merger or other strategic transactions, with operational initiatives underway intended to improve hotel gross operating profits.

All such actions are subject to applicable board or committee approval, accounting confirmation, NYSE American requirements, securities law compliance, market conditions, and other conditions. There can be no assurance that NYSE American will accept the Trust’s compliance plan, that any proposed transaction or initiative will be completed, that the Trust will regain compliance within the plan period, or that the Trust will otherwise continue to satisfy other NYSE American continued listing standards.

IHT has exceeded $4 million in total hotel revenues for the Fiscal First Half of the current Fiscal Year (February 1, 2026 through January 31, 2027), including combined hotel July revenue of $600,293, an all-time record for the month of July for the two hotels combined. Management believes these operating results, together with the Trust’s ongoing review of capitalization alternatives, strategic alternatives, and selected diversification opportunities, support the Trust’s efforts to develop, submit, and successfully complete a credible compliance plan to NYSE American.

RRF LLLP, the 76% owned subsidiary Management Company for IHT, manages the IHT Hotels, as well as InnDependent Boutique Collection (IBC Hotels, LLC). IBC and UniGen are both diversification opportunities for IHT. IHT has received a recent surge of interest in a merger, based on its valuable NYSE American trading platform. IHT is further attractive with its recent $3 million increased equity base.

Consolidated Net Income for the Fiscal First Quarter was $74,702, an increase of 48% from the prior year Fiscal First Quarter ended April 30, 2026 (February 1, 2026, through April 30, 2026).

Consolidated Net Income before non-cash expense items of depreciation and non-cash Best Western Travel Rewards credit expenses, was a positive profit of $307,326 for the 2027 Fiscal First Quarter.

The continued growing demand for electricity from data centers plus the influx of electric vehicles, as well as projected growing needs for artificial intelligence, increased demand for electricity over the next five years is projected to approximately double, and bodes well for the IHT investment in UniGen Power, Inc. This product is a potentially power industry disruptive economical, relatively clean energy, cost effective electric generation innovation. Even though it is high risk, UniGen offers IHT high upside potential.

On February 20, 2026, James Wirth, IHT President, was elected Chairman, CEO, and President of UniGen, while Marc Berg, IHT EVP, was elected as Vice Chairman, EVP, and Secretary/Treasurer of UniGen, with plans to rejuvenate the UniGen progress to benefit all the UniGen debt and equity holders, including IHT. Target date for the first two prototype engines to be ready for testing is in less than two years.

IHT management believes that due to real estate held on the books of IHT at book values significantly below current market value, due to clean energy diversification high profit potential ahead, IBC independent hotel services prospects, a potential merger or reverse merger future, plus improving hospitality profitability before non-cash depreciation and other non-cash items, along with the recent increase of IHT equity of $3 million, the IHT future looks bright.

Our most recent dividend paid in February 2026, at the start of the current Fiscal Year 2027, extended IHT’s uninterrupted, continuous annual dividends to 56 years, since 1971, when IHT was first listed on the NYSE. IHT future plans include annual dividends, with the next dividend tentatively scheduled for February 15, 2027, at the beginning of the 2028 Fiscal Year.

Management believes that the Trust’s hotel operating results, real estate assets, capitalization initiatives, and strategic alternatives provide a positive basis for the Trust. There can be no assurance that any of these initiatives will be successful, that the Trust will complete any equity-enhancing transaction, or that the Trust will regain or maintain compliance with NYSE American continued listing standards.

For more information, visit www.innsuitestrust.com and www.innsuites.com.

Forward-Looking Statements

With the exception of historical information, matters discussed in this news release may include “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include, without limitation, statements regarding the Trust’s intended submission of a compliance plan to NYSE American; the Trust’s ability to regain compliance with NYSE American continued listing standards; potential actions to increase stockholders’ equity; potential conversion of related-party indebtedness into IHT equity; potential capital-raising, capitalization restructuring, or strategic transactions; potential merger or reverse merger opportunities; operating initiatives; hotel operating trends; future annual dividends; diversification opportunities; opportunities involving IBC Hotels, LLC and UniGen Power, Inc.; and expected costs, benefits, timing, or results of any of the foregoing.

Actual developments, business decisions, results, and future actions may differ materially from those expressed or implied by such forward-looking statements. Important factors, among others, that could cause actual results and future actions to differ materially include: NYSE American’s review of the Trust’s compliance plan; the Trust’s ability to complete any equity-enhancing transaction; the Trust’s ability to regain and maintain compliance with NYSE American continued listing standards; the availability, terms, and timing of financing or capitalization alternatives; the outcome of any related-party transaction review; accounting treatment of proposed transactions; required board, committee, NYSE American, shareholder, or other approvals; market conditions; hotel operating results; seasonality; liquidity needs; the outcome of any merger or reverse merger or strategic transaction discussions; the timing and success of potential diversification initiatives; risks relating to IBC Hotels, LLC and UniGen Power, Inc.; economic effects of international conflicts, tariffs, inflation, interest rates, travel industry conditions, and other macroeconomic factors; and the risks described in the Trust’s filings with the Securities and Exchange Commission.

The Trust undertakes no obligation to update any forward-looking statement contained in this news release to reflect events or circumstances after the date of this news release, except as required by applicable law.

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

INNSUITES HOSPITALITY CENTRE

1730 E. NORTHERN AVENUE, #122

Phoenix, Arizona 85020

Phone: 602-944-1500